Exhibit (d)(2)

EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT

Fund	Advisory Fee
Forward Banking and Finance Fund	1.00% up to and including $100 million 0.90% over $100 million

Forward Growth Fund	0.75% up to and including $250 million 0.65% over $250 million up to and including $500 million 0.55% over $500 million up to and including $750 million 0.45% over $750 million

Forward Emerging Markets Fund	1.25% up to and including $500 million 1.20% over $500 million up to and including $1 billion 1.15% over $1 billion

Forward Global Infrastructure Fund	0.90%

Forward HITR Fund	0.85%

Forward International Equity Fund	0.85% up to and including $250 million 0.75% over $250 million up to and including $1 billion 0.65% over $1 billion

Forward International Fixed Income Fund	0.70% up to and including $500 million 0.64% over $500 million up to and including $1 billion 0.58% over $1 billion up to and including $5 billion 0.52% over $5 billion

Forward International Real Estate Fund	1.00%

Forward International Small Companies Fund	1.00% up to and including $1 billion 0.95% over $1 billion

Forward Large Cap Equity Fund	0.80% up to and including $500 million 0.725% over $500 million up to and including $1 billion 0.675% over $1 billion

Forward Legato Fund	1.00% up to and including $500 million 0.85% over $500 million

Forward Long/Short Credit Analysis Fund	1.50%

Forward Real Estate Fund	0.85% up to and including $100 million 0.80% over $100 million up to and including $500 million 0.70% over $500 million

Forward Select Income Fund	1.00%

Forward Small Cap Equity Fund	1.05% up to and including $500 million 1.00% over $500 million

Forward Tactical Growth Fund	1.25%

Forward Strategic Realty Fund	1.00%